EXHIBIT 99.2
OCTOBER 27, 2026
NEWS FOR IMMEDIATE RELEASE
CONTACT: ERIC J. DOSCH, CFO
985.375.0308

Dear shareholders,

“We continue to move forward with our strategy to reduce balance sheet risk, improve earnings, and grow capital, and the third quarter of 2026 marked meaningful progress on each of these priorities.

“On July 31, 2026, we completed the sale of our Texas operations to Armstrong Bank. We estimate the sale contributed approximately $17.6 million pre-tax and helped produce net income of $12.0 million for the quarter. As we look toward year-end, I want to update you on our progress under the Consent Order and expand on our continuing strategy.

“In August, First Guaranty Bank entered into a Consent Order with the FDIC and the Louisiana Office of Financial Institutions. Our board and management team are fully committed to meeting every provision of the Order, and we have acted quickly. The Order requires the Bank to maintain a Tier 1 leverage ratio of at least 9.0% and a total risk-based capital ratio of at least 14.0%. During the third quarter, we:
•prepaid $135.0 million of FHLB advances,
•used the one-way sell feature of our reciprocal deposit program to reduce surplus cash and deposits by $291.4 million, and
•redeemed $130.6 million of brokered deposits with surplus cash.

“As a result, the Bank’s Tier 1 leverage ratio rose to 8.29% at September 30, 2026, up from 7.10% at June 30, 2026. That reported ratio is based on average assets for the full quarter. The Bank’s total average assets were $3.5 billion. Because we completed these actions over the course of the quarter, it does not yet fully reflect our smaller balance sheet. Measured against the $3.2 billion average assets for September alone, the Bank's Tier 1 leverage ratio exceeded 9.0%. We expect the Bank's reported Tier 1 leverage ratio to exceed 9.0% at December 31, 2026. The Bank's total risk-based capital ratio was 18.79%, well above the 14.0% the Order requires.

“We have put corrective measures in place for:
•commercial real estate stress testing,
•debt service coverage standards,
•watch list management,
•credit risk grading, and
•loans with supervisory loan-to-value exceptions.

“We remain focused on reducing our non-performing, classified, and special mention assets.

“First Guaranty signed a sales agreement to sell our largest non-performing asset, an independent living center that makes up approximately 80% of our OREO balance. The property's book balance is $22.6 million after a $0.7 million write-down in the quarter. We expect the sale to close in the fourth quarter of 2026. The property's operating expenses were $0.3 million in the third quarter. We also wrote down former and planned branch properties by $0.8 million. The largest of these, a $1.9 million facility, is under contract, with the sale expected in the fourth quarter of 2026.

“First Guaranty has signed a letter of intent to sell our second largest non-performing asset, an assisted living center located in Texas. This loan totals $11.4 million. The transaction is anticipated to close in the fourth quarter of 2026.

“We will continue to report on our top 10 largest non-performing assets and our top 10 substandard and special mention relationships. Because these few relationships drive the overall portfolio balances, a change in just a few loans significantly improves our loan portfolio. Substandard assets declined $31.2 million in the third quarter. Since December 31, 2025, special mention loans have declined $191.4 million and substandard loans have declined $102.2 million.

“Our internal guidance is to reduce adversely classified assets to less than 30% of the Bank's total regulatory capital. Our current ratio is 84%. We have come a long way in managing credit risk. The Bank's total risk-based capital ratio improved to 18.79% at September 30, 2026, from 11.28% at June 30, 2024. Our internal guidance of 14% or higher for this ratio is consistent with the

Consent Order. Our commercial real estate concentration fell to approximately 199% of the Bank's Tier 1 capital plus allowance for credit losses at September 30, 2026, well below regulatory guidance.

“Senior management has a plan for each adversely classified asset with a balance over $2.0 million. We are working with our customers to improve their risk ratings or, in several cases, to refinance with another financial institution.

“Our internal and external loan reviews continue to evaluate credits rigorously. The senior management loan committee must unanimously approve new loans over $1.5 million. The lending team is building a more diversified loan portfolio with smaller credits than we originated in the past. We believe this strategy reduces future credit risk and leads to broader customer relationships. Our lending team originated approximately $35 million in new loan funding in the third quarter of 2026. We expect to grow our new loan portfolio in the coming quarters. Our developing loan pipeline is strong.

“We continue to bring our balance sheet in line with our core funding base to improve our margins and our Tier 1 leverage ratio. Total assets were $3.2 billion at September 30, 2026, compared with $4.1 billion at December 31, 2025. Our laddered brokered deposits that mature in 2026 and 2027 give First Guaranty flexibility to keep reducing wholesale funding as they mature. This will help us improve our net interest margin going forward.

“First Guaranty provides essential banking services for our local communities. I look forward to leading us as we achieve our goal to be the premier community bank for the markets we serve in Louisiana, Kentucky and West Virginia."

Sincerely,

/s/ Michael R. Mineer
Michael R. Mineer
President and Chief Executive Officer